SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.   )

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☐	Soliciting Material Pursuant to § 240.14a-12

NTN Buzztime, Inc

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NTN BUZZTIME, INC.

5966 La Place Court

Carlsbad, California 92008

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held June 15, 2007

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders (the “Annual Meeting”) of NTN Buzztime, Inc. (the “Company”) will be held at the Courtyard by Marriott located at 5835 Owens Avenue, Carlsbad, California 92008, at 9:00 a.m. local time, on June 15, 2007, for the following purposes, as more fully described in the attached Proxy Statement:

1.	To elect seven (7) directors to hold office until the 2008 annual meeting of stockholders and until their respective successors are duly elected and qualified;

2.	To ratify the appointment of Haskell & White LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007; and

3.	To consider and act upon such other matters as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The Board of Directors fixed the close of business on May 1, 2007 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting or at any adjournments or postponements thereof. A list of stockholders entitled to vote at the meeting will be available for inspection at the Company’s offices for at least 10 days prior to the meeting, and will also be available for inspection at the meeting.

You are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting in person, in order to ensure your representation at the meeting, please promptly complete, date, sign, and return the enclosed proxy in the accompanying envelope. In addition to voting by mail, you may vote by telephone or via the internet. You do not need to return your proxy by mail if you have voted either by telephone or via the internet.

VOTE VIA THE INTERNET – www.proxyvote.com

You may vote via the internet at www.proxyvote.com. Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE VIA TELEPHONE – 1.800.690.6903

You may vote via telephone by dialing 1.800.690.6903. Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by the Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To enroll in electronic delivery, please follow the instructions above to vote via the internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

The prompt return of your proxy will help to save expenses incurred in further communication. Your proxy can be revoked as described in the Proxy Statement and will not affect your right to vote in person should you decide to attend the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Kendra Berger
Chief Financial Officer
and Secretary

NTN BUZZTIME, INC.

5966 La Place Court

Carlsbad, California 92008

PROXY STATEMENT

Annual Meeting of Stockholders to be held June 15, 2007

SOLICITATION AND VOTING

General

The enclosed proxy is being solicited on behalf of the Board of Directors of NTN Buzztime, Inc. (“NTN” or the “Company”) for use at the annual meeting of stockholders to be held at the Courtyard by Marriott located at 5835 Owens Avenue, Carlsbad, California 92008, at 9:00 a.m. local time, on June 15, 2007, and at any adjournment or postponement thereof (the “Annual Meeting”), for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. We are first mailing this Proxy Statement, together with the accompanying proxy solicitation materials, to stockholders, and posting it on our corporate website at www.ntnbuzztime.com, on or about May 15, 2007.

Voting Securities; Record Date

We have one class of voting stock outstanding, designated common stock, $.005 par value (“Common Stock”). Each share of our Common Stock is entitled to one vote for each director to be elected and for each other matter to be voted on at the Annual Meeting. Only holders of record of Common Stock at the close of business on May 1, 2007 are entitled to notice of and to vote at the Annual Meeting. There were approximately 55,241,247 shares of Common Stock outstanding as of the record date. The presence, in person or by proxy, at the Annual Meeting, of stockholders entitled to cast a majority of the votes entitled to be cast by all stockholders will constitute a quorum for the transaction of business at the Annual Meeting. For purposes of determining a quorum, shares represented at the meeting either in person or by proxy that are held by brokers or nominees will be treated as present even if the broker or nominee does not have discretionary power to vote on a particular matter or if instructions were never received from the beneficial owner. These shares are called “broker non-votes.” Abstentions will be counted as present for quorum purposes and for the purpose of determining the outcome of any matter submitted to the stockholders for a vote. However, abstentions do not constitute a vote “for” or “against” any matter and will be disregarded in the calculation of the plurality. The inspector of election appointed for the Annual Meeting will tabulate all votes including a separate tabulation of the affirmative and negative votes and abstentions.

The proxy holders will vote all shares of Common Stock represented by a properly completed proxy received in time for the Annual Meeting as directed in the proxy. If no direction is given in the proxy, it will be voted “FOR” Proposal 1, the election as directors of each of the nominees named in this Proxy Statement, and “FOR” Proposal 2, ratification of the appointment of Haskell & White LLP as our registered public accounting firm for the fiscal year ending December 31, 2007. Broker non-votes will not affect the outcome of either proposal. With respect to any other item of business that may properly come before the Annual Meeting, the proxy holders will vote the proxy in accordance with their best judgment.

Revocability of Proxies

You may revoke a proxy at any time before it has been exercised by giving written notice of revocation to our Secretary, by executing and delivering to the Secretary a proxy dated as of a later date than the accompanying proxy, or by attending the Annual Meeting and voting in person. If, however, your shares of record are held by a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must obtain from that record holder a proxy issued in your name. Attendance at the Annual Meeting, by itself, will not serve to revoke a proxy.

Solicitation

We will bear the cost of soliciting proxies. This Proxy Statement and the accompanying proxy solicitation materials, in addition to being mailed directly to stockholders, will be distributed through brokers, custodians and other nominees to beneficial owners of shares of Common Stock. We may reimburse such parties for their reasonable expenses in forwarding solicitation materials to beneficial owners. We do not expect these costs to be significant. Our directors, officers or regular employees may follow up the mailing to stockholders by telephone, electronic mail or personal solicitations, but no special or additional compensation will be paid to those directors, officers or employees for doing so.

Stockholder Proposals for 2008 Annual Meeting

Our Amended and Restated Bylaws provide that advance notice of a stockholder’s proposal must be delivered to the Secretary of our company at our principal executive offices not later than ninety (90) or more than one hundred twenty (120) calendar days in advance of the anniversary of the mailing date of the proxy materials for the previous year’s annual meeting. However, the bylaws also provide that in the event that no annual meeting was held in the previous year or the date of the annual meeting is advanced by more than 30 days or delayed by more than 30 days from the anniversary of the previous year’s annual meeting, this advance notice must be received not later than the close of business on the later of the 90th day before such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

Stockholders are advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals. A copy of the full text of the provisions of our bylaws dealing with stockholder nominations and proposals is available to stockholders from the Secretary of our company upon written request.

Stockholders who wish to submit one or more proposals for inclusion in our Proxy Statement relating to the 2008 annual meeting of stockholders must submit such proposals so that we receive such proposals at our principal executive offices on or after January 16, 2008 and on or before February 15, 2008. In addition, if we are not notified by March 31, 2008 of a proposal to be brought before the 2008 Annual Meeting by a stockholder, then proxies held by management may provide the discretion to vote against such proposal even though it is not discussed in the proxy statement for such meeting.

Selection of Director Nominees

The Nominating and Governance Committee will consider candidates for Board membership suggested by other Board members, as well as by management and stockholders. As a stockholder, you may recommend any qualified person for consideration as a nominee for director by writing to the Nominating and Governance Committee of the Board of Directors, c/o NTN Buzztime, Inc., 5966 La Place Court, Carlsbad, California 92008. Recommendations must be received by February 15, 2008 to be considered for the 2008 annual meeting of stockholders, and must comply with the requirements in our bylaws. Recommendations must include the name and contact information of the candidate, a statement of the candidate’s business and educational experience, including relevant dates and past employment and degrees or certifications received, the class and number of shares of our company that are beneficially owned by such person, information regarding the candidate that is sufficient to enable the Nominating and Governance Committee to evaluate the candidate under the Board membership criteria described above, a statement detailing any relationship between the candidate and any customer, supplier or competitor of the Company, detailed information regarding any relationship or understanding between the candidate and the stockholder who is submitting the candidate’s nomination; the candidate’s signed written consent to serve on the Board if elected, and any additional information relating to the candidate as is necessary in order to comply with the solicitations of proxies for the election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934. In addition, such notice shall set forth as to the stockholder making such recommendation, the name and address of the stockholder making such recommendation, the class and number of shares of our company which are beneficially owned by the stockholder, and any material interest of the stockholder relating to the proposed candidate for director. The procedures for considering candidates recommended by a stockholder for Board membership will be no different than the procedures for candidates recommended by members of the Board or by management.

Corporate Governance

We are committed to integrity, reliability and transparency in our disclosures to the public. We have established corporate governance practices to help ensure that our business is operated in the best interests of our stockholders and in full compliance with our legal obligations including the corporate governance listing standards of the American Stock Exchange and regulations of the Securities and Exchange Commission (the “SEC”).

Our Corporate Governance Guidelines, Committee Charters, the Code of Ethics and other corporate governance materials and related information are posted in the Corporate Governance section of our website at www.ntnbuzztime.com. You may request copies of these documents, without charge, by writing to us at: NTN Buzztime, Inc., 5966 La Place Court, Carlsbad, California 92008, Attention: Investor Relations.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees for Election

Our bylaws provide that the number of directors constituting the whole Board of Directors shall be determined by the Board from time to time by a resolution duly adopted by the Board. The Board of Directors currently consists of seven members. Our certificate of incorporation provides for the annual election of all of our directors. Vacancies on the Board of Directors (including vacancies created by an increase in the authorized number of directors) may be filled solely by the Board of Directors. A director appointed by the Board of Directors to fill a vacancy would serve for the remainder of the one year term and until his or her successor is elected and qualified.

The Board of Directors has selected the following nominees for election as directors at the Annual Meeting. Each such nominee is currently serving as a director of the Company. Messrs. Santana and Buckner were each appointed as directors in 2006 by the Board to fill vacancies on our Board. Messrs. Santana and Buckner were initially selected by the Board with the assistance of an executive recruitment firm. If elected, the following nominees will hold office until the annual meeting of stockholders in 2008 and until their respective successors are duly elected and qualified.

Name	Age (1)	Director Since
Gary Arlen	62	1999
Barry Bergsman	70	1998
Mark Buckner	52	2006
Robert Clasen	62	2001
Michael Fleming	53	2001
Neal Fondren	48	2003
Dario Santana	51	2006

(1)	As of March 1, 2007

The following biographical information is furnished with respect to members of our board of directors:

Gary H. Arlen was appointed as a Director in August 1999. Mr. Arlen currently serves on the Audit Committee and Compensation Committee of the board. Since 1980, he has been president of Arlen Communications, Inc., a research and consulting firm specializing in interactive information, broadband technology, e-commerce, telecommunications and entertainment. Arlen Communications provides research and analytical services to domestic and international organizations in entertainment, media, telecommunications and Internet industries. Mr. Arlen was a founder and board member of several interactive media trade associations. He is a member of the Academy of Digital TV Pioneers and the Cable TV Pioneers.

Barry Bergsman was appointed as a Director since August 1998 and was appointed Chairman of the Board in July 2006. Prior to his appointment as Chairman of the Board Mr. Bergsman served as lead Director from August 2004 until July 2006. Mr. Bergsman serves on the Compensation Committee and Nominating and Governance Committee of the Board. Since 1965, he has served as president of Baron Enterprises, Inc., a privately owned consulting company established in 1965. From 1985 to 1998, Mr. Bergsman served as president of Intertel Communications, Inc., a company focused on the use of the telephone and interactive technology for promotion, entertainment and information. Prior to 1985, Mr. Bergsman was engaged in television production and syndication and was an executive with CBS, a broadcast television network. Since May 1999, Mr. Bergsman has served as a director of Photogenesis, Inc., a private medical device and biotechnology company.

Mark D. Buckner was appointed as a Director in November 2006 by the Board to fill a vacancy on the Board. Mr. Buckner is currently the Chairman of the Audit Committee of the board. In April 2007, Mr. Buckner began serving as Chief Financial Officer, Corporate Secretary and Treasurer of Retention Education, Inc., a private company that develops educational products for the Hispanic workforce. From October 2002 to April 2007, Mr. Buckner served as the managing director of Provenexecs, LLC, a management consulting firm dedicated to financial and operational issues of emerging growth companies. From February 2000 to September 2002, Mr. Buckner served as the Chief Financial Officer and Corporate Secretary of Go2 Systems, Inc., a private company operating in the wireless communications industry. Prior to February 2000, Mr. Buckner held executive finance and operations positions with several public and private companies operating in the communications and technology industries. Mr. Buckner is presently serving as Director and Audit Committee Chairman of Path 1 Network Technologies Inc., a publicly traded provider of broadcast quality video over packet-based networks, and is on the Board Directors of Vinculum Communications, Inc. and Jukebox Sports Network, Inc., both of which are private companies. Mr. Buckner is a member of the National Association of Corporate Directors, American Society of Corporate Secretaries, Corporate Directors Forum and San Diego Venture Group.

Robert B. Clasen was appointed as a Director since November 2001. Currently he is Chairman and Chief Executive Officer for Starz, LLC, a holding company that oversees a number of related entertainment and media companies including Starz Entertainment, a provider of premium movie services in the United States with its Starz and Encore brands; Starz Media which produces live action and animation for television, digital media and home entertainment; and Overture Films which produces, acquires and theatrically distributes motion pictures. He was appointed to this position in September 2006 having previously served as the President and CEO for Starz Entertainment Media Group from December 2004 to September 2006. From May 2004 to December 2004, Mr. Clasen served as the President of Sales and Marketing for Starz Entertainment Media Group and its President and Chief Operating Officer since May 2004. For most of the past 10 years, Mr. Clasen has been President and Chief Executive Officer of Clasen Associates, an advisor to a broad range of technology and service companies that operate in the broadband, wireless and satellite sectors. In this capacity he often has served as an interim executive. In January 2002, he was appointed Acting Chairman and Chief Executive Officer of Inetcam, Inc., a privately held international streaming media management software company, where he served for five months. From September 2002 through July 2003, Mr. Clasen served as Interim Chief Strategy Officer and director for Path 1 Network Technologies and he remains on its Board of Directors. During this period he also served as Chairman for Broadband Innovations and Lightwave Solutions, two San Diego companies providing components to the cable television industry. From 1999 until June 2001, Mr. Clasen served as Chairman and Chief Executive Officer of ICTV, an interactive/internet television provider. From June 2001 until December 2001, Mr. Clasen remained as Chairman of the board at ICTV and continued to serve as a director for ICTV until July 2003. During 1997, Mr. Clasen served as President and Chief Executive Officer of ComStream Corporation, an international provider of digital transmission solutions for voice, data, imaging, audio and video applications during the sale of that company. Prior to 1997, Mr. Clasen held positions as President of each of Comcast International Holdings, the international division of Comcast Cable Communications, and Comcast Cable Communications, a cable television company.

Michael Fleming was appointed as a Director in November 2001. Since May 2002, he has also served as Chairman of the Board of our Buzztime Entertainment, Inc. subsidiary. Mr. Fleming is Chairman of the Nominating and Governance Committee of the board. Since October 2006, Mr. Fleming has served as Chairman and Chief Executive of Contendo Vici LLC, an interactive entertainment software enterprise that develops and distributes proprietary content and applications for the fantasy sports game market. Since June 2001, Mr. Fleming has served as chairman and Chief Executive Officer of the Fleming Media Group, which advises a broad range of content and technology companies on interactive television, broadband, wireless and other convergent technology opportunities. Mr. Fleming also serves as a board director of two privately held companies, is a member of the National Association of Corporate Directors and the National Cable and Telecommunications Association. He is the founder of Game Show Network (GSN) and served as the President and Chief Executive of GSN from April 1994 to May 2001. GSN is a satellite delivered television programming service dedicated to the world of games and game play. Mr. Fleming has held senior executive positions at Playboy Entertainment Group, ESPN, Turner Broadcasting and Warner Amex Satellite Entertainment Company. He was inducted into the Cable Pioneers in 1999.

Neal Fondren has been designated by Media General, Inc. pursuant to an Investor Rights Agreement between Media General and us, for inclusion on the slate of director nominees recommended by our Board of Directors for election at the Annual Meeting. Mr. Fondren was appointed as a Director in May 2003 upon consummation of the investment in the Company by Media General. Mr. Fondren serves on the Audit Committee of the board. Mr. Fondren has served as Vice President of Media General and President of Media General’s Interactive Media Division since January 2001. Prior to joining Media General, Mr. Fondren was a 20-year veteran of E.W. Scripps Co., where he was vice president of new media from 1997 to 2000. Before that, he held a succession of executive-level positions in Scripps’ cable television division from 1982 to 1997.

Dario Santana was appointed as a Director and as our President and Chief Executive Officer in July 2006. Prior to joining our company, Mr. Santana served from August 2003 to July 2006 as President of Tyco Fire & Security—Latin America, a services and technology company. From October 2002 to August 2003, Mr. Santana served as the Vice President of Corporate Sourcing for Tyco International, Inc. Prior to joining Tyco in October 2002, from May 2000 to October 2002, Mr. Santana was the President and Chief Operating Officer of Aerocast, Inc., a streaming media start-up, which delivered entertainment quality video to the broadband enabled home. Mr. Santana also held executive positions at General Instrument/Motorola Broadband from 1992 until 2000. He holds an MBA from the Harvard Business School and an engineering degree from Purdue University.

Meetings and Committees

Our business affairs are managed by and under the direction of the Board of Directors. During 2006, the Board of Directors held ten meetings. During 2006, each director attended at least 75% of the aggregate of (i) the total number of Board meetings held during such member’s service and (ii) the total number of meetings of committees of the Board of Directors on which he or she served, during the period of such member’s service. The schedule for regular meetings of the Board for each year is submitted and approved by the Board in advance. We have adopted a policy that strongly encourages all directors to attend our annual meeting of stockholders. Four of our seven Directors attended last year’s annual meeting.

Each committee of the Board of Directors meets as frequently and for such length of time it deems necessary to carry out its assigned duties and responsibilities. In addition, the chairman of a committee may call a special meeting of that committee at any time if deemed advisable. We have three standing committees: the Audit, Compensation and Nominating and Governance Committees. The committees’ respective duties are outlined in their charters. The Board reviews the committees’ duties from time to time and may form new committees, revise a committee’s structure, or disband committees, depending on the circumstances.

Selection of Chairman and Chief Executive Officer

The chairman of our Board is elected by our Board of Directors. Our Board is free to choose its chairman in any way it deems best for the Company and our stockholders. Our chief executive officer is also designated by our Board of Directors. The chief executive officer has general authority over the Company’s business and affairs, subject to oversight by the Board of Directors, and has responsibility for carrying out the Board’s directives. Barry Bergsman serves as Chairman of the Board. Dario Santana serves as Chief Executive Officer.

Committee Composition

Audit Committee	Compensation Committee	Nominating and Governance Committee
Mark Buckner*+	Gary Arlen*	Michael Fleming*
Gary Arlen	Barry Bergsman	Barry Bergsman
Neal Fondren

*	Chairperson

+	Financial Expert

Audit Committee

We have a separately designated standing Audit Committee that operates under a written charter adopted by our Board of Directors. The role of the Audit Committee is to oversee the accounting and financial reporting processes of our company and audits of our financial statements. The responsibilities of the Audit Committee include the periodic review of our accounting and financial reporting and internal control policies and procedures, appointing and providing the compensation of the firm of certified public accountants to be retained as our independent auditors, reviewing our policies and procedures relating to business conduct and conflicts of interest and reviewing management’s specific disclosures contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our periodic and annual financial reports to the SEC, and reviewing our quarterly and annual audited financial statements. The Audit Committee is currently comprised of three non-employee directors: Mr. Buckner, Mr. Fondren and Mr. Arlen. Mr. Buckner, Mr. Fondren and Mr. Arlen are each independent under the listing standards of the American Stock Exchange and the Securities Exchange Act. The Audit Committee held nine meetings in 2006.

Audit Committee Financial Expert

The Board has determined that Mark Buckner is an “audit committee financial expert” and independent as defined by the rules of the Securities and Exchange Commission.

Compensation Committee

The Compensation Committee consists of Mr. Arlen and Mr. Bergsman, each of whom are independent directors under the rules of the American Stock Exchange. The Compensation Committee administers our benefit and equity incentive plans, reviews and administers all compensation arrangements for executive officers, and establishes and reviews general policies relating to the compensation and benefits of our officers and employees. The Compensation Committee held five meetings in 2006.

Nominating and Governance Committee

The primary functions of the Nominating and Governance Committee, which consists solely of non-employee independent directors, are to identify individuals qualified to become members of the Board; to select, or to recommend that the Board select Nominees for election to the Board; and to develop and implement policies and procedures that are intended to ensure that the Board will be appropriately constituted and organized to meet its fiduciary obligations to the Company and our stockholders. The Nominating and Governance Committee operates under a written charter adopted by the Board. The Nominating and Governance Committee consists of two non-employee directors: Mr. Fleming and Mr. Bergsman each of whom satisfies the independence standards of the American Stock Exchange and the Securities Exchange Act. The Nominating and Governance Committee acted by unanimous written consent once during the year.

Charters for our Audit, Compensation and Nominating and Governance Committees are posted on the Corporate Governance section of our website at www.ntnbuzztime.com.

Director Nominations

Our Nominating and Governance Committee acts in considering new candidates for Board membership suggested by Board members, management and stockholders. The Nominating and Governance Committee has established qualifications for directors, including the ability to apply fair and independent judgment in a business situation and the ability to represent the interests of all our stockholders and constituencies. A director also must be free of any conflicts of interest that would interfere with his or her loyalty to the Company or our stockholders. In evaluating Board candidates, the Nominating and Governance Committee considers these qualifications as well as several other factors, including the following:

•	independence from management;

•	depth and breadth of relevant business experience;

•	age and gender;

•	judgment, skill, integrity and reputation;

•	existing commitments to other businesses and willingness to devote adequate time to board duties;

•	potential conflicts of interests with other pursuits;

•	legal considerations such as antitrust issues;

•	personal background, including past involvement in SEC inquiries, legal proceedings, criminal record, or involvement in acts of fraud or dishonesty;

•	business experience in finance and accounting to aid the Nominating and Governance Committee in determining whether a candidate would be suitable for Audit Committee membership; and

•	interplay of candidate’s experience and skills with those of other board members.

The Nominating and Governance Committee will consider director recommendations by stockholders that are made in writing and addressed to the Secretary of our company or to the Nominating and Governance Committee. Such stockholder’s recommendation shall set forth as to each person whom the stockholder proposes to nominate for election or re-election as a director: (A) the name and contact information of the candidate, (B) a statement of the candidate’s business and educational experience, including relevant dates and past employment and degrees or certifications received, (C) the class and number of shares of our company that are beneficially owned by such person, (D) information regarding the candidate that is sufficient to enable the Nominating and Governance Committee to evaluate the candidate under the Board membership criteria described above, (E) a statement detailing any relationship between the candidate and any customer, supplier or competitor of the Company, (F) detailed information regarding any relationship or understanding between the candidate and the stockholder who is submitting the candidate’s nomination; (G) the candidate’s signed written consent to serve on the Board if elected, and (H) any additional information relating to the candidate as is necessary in order to comply with the solicitations of proxies for the election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934. In addition, such notice shall set forth as to the stockholder making such recommendation, (A) the name and address of the stockholder making such recommendation, (B) the class and number of shares of our company which are beneficially owned by the stockholder, and (C) any material interest of the stockholder relating to the proposed candidate for director. The procedures for considering candidates recommended by a stockholder for Board membership will be no different than the procedures for candidates recommended by members of the Board or by management.

Director Compensation

Directors who are employees of the Company did not receive any additional compensation for their services as directors. Compensation information for our non-employee directors is described below.

Annual Retainer and Meeting Fees

Our non-employee directors, except for the Chairman of the Board, are entitled to receive an annual cash retainer in the amount of $22,000 for their services as directors. Our Chairman of the Board is entitled to receive an annual cash retainer of $40,000 for his services.

We also pay our non-employee directors participation fees for meeting attendance. We pay each non-employee director $1,200 per meeting for personal attendance and $400 per meeting for attendance via telephone.

We pay our non-employee directors additional compensation for their service on the Board committees. The additional annual retainers for Board committee service are as set forth in the table below. As compensation for their additional responsibilities, we pay the chairperson of each Board committee a higher retainer than the other members of the committee.

Annual Retainer for Board Committee Service	Chairperson	Member
Audit Committee	$13,000	$3,000
Compensation Committee	$3,000	$2,000
Nominating and Governance Committee	$3,000	$1,000	(1)

(1)	Due to Mr. Bergsman’s role as Chairman of the Board, he does not receive any additional fees for his membership on the Nominating and Governance Committee

Equity Compensation

We also compensate our non-employee directors through stock option awards. In connection with the commencement of a new director’s term of service, we grant to such new director an option to purchase 20,000 shares of our common stock. The exercise price of each of these new director option awards is equal to the closing market price of our common stock on the date of grant. As of the date of grant, 10,000 of the shares subject to the option are fully vested and exercisable, and the remaining 10,000 shares vest and become exercisable, subject to the director’s continued service, in equal monthly installments beginning in the month immediately following to the date of grant through the date of the next annual meeting of stockholders. Each non-employee director who is re-elected for an additional term of service will be granted an additional option to purchase 20,000 shares of our common stock on the date on our annual stockholder meeting. The exercise price of each of these annual option awards is equal to the closing market price of our common stock on the date of the annual meeting of stockholders on which it is granted and the underlying shares vest and become exercisable in 12 equal monthly installments, subject to the director’s continued service. All options granted to directors as compensation for service on the Board of Directors shall expire on the earlier of ten years from the date of grant or two years from the date the director ceases to serve on the Board of Directors. In the event of the Company’s merger with another corporation, a sale of all or substantially all of our assets, certain acquisitions of 30% or more of our outstanding common stock, or other change in control events, all non-employee director options will become fully vested and exercisable.

Our non-employee director compensation program is subject to Board review and renewal annually on or around the date of our annual meeting of stockholders.

Director Compensation Table

The following table shows 2006 compensation information for all individuals who served as non-employee directors during the year ended December 31, 2006:

Name (1) (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (2) (d)		Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Gary Arlen	$34,800	—	$21,840		—	—	—	$56,640
Barry Bergsman	$56,300	—	$21,840		—	—	—	$78,140
Mark Buckner (3)	$7,433	—	$3,613		—	—	—	$11,046
Robert Clasen	$24,800	—	$21,840		—	—	—	$46,640
Michael Fleming	$28,600	—	$21,840		—	—	—	$50,440
Neil Fondren	$29,400	—	$21,840	(4)	—	—	—	$51,240
Stanley Kinsey (5)	$5,267	—		(6)	—	—	—	$5,267
Adrian A. Pace (7)	—	—	—		—	—	—	—

(1)	Kendra Berger, our Chief Financial Officer, resigned from the Board effective August 25, 2006 to assume her current position as Chief Financial Officer of the Company. Information regarding the compensation paid to Ms. Berger in consideration for her services as a director prior to her employment with the Company can be found in the compensation information presented in the Summary Compensation Table and the accompanying narrative and other tables under “Executive Compensation” below.

(2)	The amounts reported in this column are the amounts recognized for financial statement reporting purposes with respect to our fiscal year ended December 31, 2006 in accordance with Statement of Financial Standards (SFAS) No. 123(R), “Share Based Payment, “ or SFAS 123(R), except that any estimate of forfeitures was disregarded. For a description of the assumptions used in computing the dollar amount recognized for financial statement reporting purposes, see Note 1 under “Stock-Based Compensation” in the Notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2007. The grant date fair value of the options awarded in 2006 to our non-employee directors is as follows: $18,062 for each of Messrs. Arlen, Bergsman, Clasen, Fleming and Fondren; $ 14,336 for Mr. Buckner. As of December 31, 2006, our non-employee directors held options to purchase the following number of shares of our common stock: Mr. Arlen, 220,000; Mr. Bergsman, 220,000; Mr. Buckner, 20,000; Mr. Clasen, 120,000; and Mr. Fleming, 120,000.

(3)	Mr. Buckner joined our Board effective November 7, 2006.

(4)	These options were granted to Media General, Inc., Mr. Fondren’s employer.

(5)	Mr. Kinsey was employed as our Chief Executive Officer until July 7, 2006. He continued to serve as a director of the Company until October 12, 2006. During his employment with us he did not receive any additional compensation for his service as a director. The compensation information in this table relates only to compensation received during his service as a non-employee director between July 8, 2006 and October 12, 2006. Please see the information in the Summary Compensation Table and the accompanying narrative and other tables under “Executive Compensation” below for other compensation information relating to Mr. Kinsey.

(6)	Mr. Kinsey was not granted any stock or option awards in connection with his service as a non-employee director. Please see the Summary Compensation Table and supporting tables under “Executive Compensation” below for information regarding Mr. Kinsey’s option awards. As of December 31, 2006, Mr. Kinsey held options to purchase an aggregate of 3,100,000 shares of the Company’s common stock, none of which were granted during fiscal 2006.

(7)	Mr. Pace resigned from the Board for health reasons effective January 4, 2006.

Required Vote

Nominees receiving the highest number of affirmative votes cast at the Annual Meeting, up to the number of directors to be elected, will be elected as directors. Proxies may not be voted for a greater number of persons than the number of nominees named herein.

The nominees have each indicated a willingness to serve as directors. If any of them should decline or be unable to act as a director, however, the proxy holders will vote for the election of another person as the Board of Directors recommends.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED. PROXIES WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES NAMED IF NO DIRECTION IS GIVEN IN THE PROXIES.

EXECUTIVE OFFICERS

The following table sets forth certain information regarding our executive officers:

Name	Age (1)	Position(s) Held
Dario Santana	51	Chief Executive Officer
V. Tyrone Lam	45	President, Buzztime Entertainment, Inc.
Kendra Berger	40	Chief Financial Officer

(1)	As of March 1, 2007.

See “Election of Directors” for Mr. Santana’s biography. The following biographical information is furnished with respect to our other executive officers:

V. Tyrone Lam was appointed President and Chief Operating Officer of Buzztime Entertainment, Inc. in December 1999, upon incorporation of the subsidiary. Prior to his current appointment, Mr. Lam served as executive vice president of the Company, responsible for sales, marketing and operations of the NTN Network. Before joining NTN in 1994, he managed the development of iTV game and sports applications for EON Corporation, formerly known as TV Answer, a pioneer in the interactive television industry, from April 1992 until December 1994. Additionally, Mr. Lam has served in sales and marketing management positions within the PC software industry, is past chairman of the Interactive Services Association’s Interactive Television Council and is an author of articles on interactive television and sales and marketing strategies.

Kendra Berger was appointed our Chief Financial Officer and Secretary in August 2006. Ms Berger served on our Board of Directors and as chairperson of our Audit Committee from July 2005 until August 2006. From May 2005 until August 2006, Ms. Berger served as the Executive Director of Finance and Controller of Stressgen Biotechnologies, Inc., a publicly traded biopharmaceuticals company (now known as Nventa Biopharmaceuticals Corporation). Prior to joining Stressgen, Ms. Berger served from April 2001 until May 2005 as the Vice President, Finance and Controller of Discovery Partners International, Inc., a publicly traded drug discovery services and tools company. Prior to joining Discovery Partners International, Inc. in 2001, Ms. Berger was the Chief Financial Officer of the Company. She is a licensed CPA.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The Compensation Committee (for the purposes of this section, the “Committee”) of the Board of Directors has the responsibility for reviewing and administering all compensation arrangements for the Company’s executive officers and administering the Company’s benefit plans. Typically, the Chief Executive Officer makes compensation recommendations to the Committee with respect to the executive officers who report to him. The Committee may accept or adjust such recommendations. The Committee is solely responsible for the determination of the Chief Executive Officer’s compensation.

The Committee’s role is also to ensure that the total compensation paid to the executive officers is fair, reasonable, and competitive. In connection therewith, the Committee has determined that it is in the best interest of the stockholders to set overall compensation on par with the local labor market to enable the Company to attract, retain and motivate the highest level of executive personnel.

Over the course of 2006, evaluation of compensation rates for executive officers hired during 2006 was accomplished through an external comparison of viable candidates and referencing external salary survey data at the time an offer of employment was considered to determine the appropriate level of salary, performance-based bonus, and/or stock options to present a competitive offer in order to attract and retain top talent.

It is our belief that compensation should be balanced to offer a fixed compensation component adequate to attract and retain our employees while rewarding good performance on an annual basis in the form of bonus compensation against short-term goals. We provide non-cash compensation to reward performance against strategic long-term goals in an effort to maximize long-term value for our company and our stockholders.

Absent in 2006 was a formal structured process to measure and benchmark how the Company set compensation levels. Looking forward to 2007, the Company intends to engage a compensation consultant to collaborate and create a compensation structure consistent with our existing philosophy. In addition to talking with members of the Committee, we expect that this consultant will also speak with certain executive officers and members of our senior leadership team in concert with human resources to obtain historical data and insight into our compensation practices to help with preparing a competitive assessment. Using public survey data, we intend to benchmark our compensation practices and programs against those of a publicly available index. We endeavor to ensure that our compensation program is perceived as fundamentally fair to all stakeholders.

In July 2006, we entered into a written employment agreement with Dario L. Santana, as our Chief Executive Officer. We have described this agreement under the heading “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”

The Compensation Committee determined Mr. Santana’s total compensation package by comparing against other viable candidates and arriving at a competitive package that enabled the company to attract Mr. Santana taking into consideration historical executive compensation and insight from a retained executive recruitment firm.

Compensation Philosophy and Objectives

The Company’s compensation programs are designed to attract and retain employees by inspiring them to excel and rewarding them for performance excellence. Our efforts to maintain a company culture based on performance is supported by compensation programs that align both short-term and longer-term rewards directly to company performance. We believe this linkage of individual results and performance to Company financial performance aligns the interests of our management and executive officers to the interests of our shareholders. We believe the contribution and performance each employee brings plays an important role in our success and we are careful of the effect executive compensation and incentive programs have on all of our employees.

The Committee’s executive compensation policy is intended to elevate shareholder value over the long term. We chose each element of compensation to reflect a balanced allocation of short-term and long-term cash and non-cash rewards to ensure adequate base compensation to attract and retain top talent, while providing incentives to maximize focus on long-term value for the Company and our shareholders. Likewise, we provide cash compensation in the form of base salary to meet competitive market norms and reward performance excellence on an annual basis in the form of bonus compensation. Similarly, we provide non-cash equity compensation to reward performance excellence against specific objectives and long-term strategic goals.

Elements of Executive Officer Compensation

The four major components of the Company’s executive officer compensation program are (i) base salary, (ii) performance based-bonus, (iii) equity compensation, and (iv) perquisites and other personal benefits.

Base Salary

The Company provides executive officers with a base salary to compensate them for services rendered during the fiscal year. Base salary for executive officers is reviewed and determined each year based on his or her position, responsibility, and unique skills and knowledge by using market data. The Committee in determining base salary primarily considers objective external market data provided by third-party compensation survey(s), internal parity of the executive’s compensation across peer levels, and individual performance of the executive. This is also the same process that we use in reviewing and setting compensation for all of our employees. Salary reviews are typically conducted annually as part of the performance review process.

The base salary component of the Company’s executive officer compensation program is not primarily designed to incentivize near-term Company performance, but rather to provide the baseline level of compensation for executive officers. In making decisions regarding base salary levels, the Committee will consider and evaluate the total compensation package, including possible performance-based bonus and equity compensation, received or to be received by a particular executive officer, and seek to ensure that the total compensation package is fair, reasonable, and competitive.

Performance Based Bonus

The Committee approved a 2006 performance based incentive plan in which our executive leadership and a majority of our employees are eligible to participate at varying levels of potential bonus reward. Bonuses are tied specifically to the performance of the Company and/or individual contributions to align the interest of our shareholders with our executive officers and employees. This incentive-based plan provides for the payment of cash bonuses based on the Company’s performance in relation to predetermined earnings and EBITDA objectives over a 12-month period. Based on the Company’s performance in 2006 no cash bonus was paid to any executive or employee.

The Committee approved varying levels of incentive bonus potential based on an employee’s ability to affect company performance. Typically, the total potential incentive bonus is set as a higher percentage of salary the higher the level of responsibility and authority for the officer or employee. Consequently, the Chief Executive Officer and other executive officers have a higher percentage of their total compensation package at risk than does an employee at other levels.

In making decisions concerning performance-based bonuses, the Committee will consider and evaluate the total compensation package, including base salary and equity compensation, received or to be received by a particular executive officer, and seek to ensure that such total compensation package is fair, reasonable, and competitive.

The Company’s 2006 incentive bonus plan established targets with respect to revenue and EBITDA and the potential maximum payout upon achievement of the bonus targets was 50% of base salary for the CEO and 15% of base salary for other executive officers. In March 2007, our Compensation Committee adopted a 2007 Incentive Bonus Plan which establishes targets with respect to revenue and EBITDA. The potential maximum payout if performance targets are met is based on the position and job of each employee. The target payout upon achievement is 50% of base salary for the CEO and ranges from 15%—30% of base salary for other executive officers. We believe the financial performance targets are ambitious but achievable.

Equity Compensation

Long-term compensation to executives in 2006 consisted of equity compensation, in the form of stock options granted in accordance with our equity performance incentive compensation plan. Stockholders approved our 2004 Performance Incentive Plan in September 2004. The Compensation Committee believes that employees should be rewarded with a proprietary interest in the Company to provide incentive for continued long-term performance to attract motivate, and retain qualified and capable executives. We seek to have the long-term performance of our stock reflected in executive compensation through our stock option and other equity incentive programs. The grant of stock options increases the executives’ potential equity ownership of the Company with the goal of ensuring that interests of senior management remain closely aligned with those of our stockholders. Stock options are awarded in amounts the Committee believes necessary to provide incentives for future performance, taking into account individual performance and long-term performance.

In making decisions concerning equity compensation grants, the Committee will consider and evaluate the total compensation package, including base salary and performance-based bonuses, received or to be received by a particular executive officer, and seek to ensure that such total compensation package is fair, reasonable, and competitive.

Stock option grants are awarded at the time a new executive officer and certain employees join our company. The amount awarded is determined through an internal parity assessment of similar job levels and roles to that of existing peer employees. In 2007, we will consider advice from our compensation consultant arising out of their assessment of our total compensation practices and possibly expand the use of stock options to retain and reward our top talent. Currently, after an initial stock option grant is awarded all other stock option grants are supplemental. From time to time, as recommended by management, the Compensation Committee will consider supplemental grants to retain and reward ongoing performance. During 2006, no supplemental grants were made to any of our Named Executive Officers. All stock options are granted with an exercise price per share equal to the closing trading price of our common stock on the date of grant.

Perquisites and Other Personal Benefits

The Company provides executive officers with life insurance, disability, 401(k), and vacation benefits. The Company may, at the Board of Director’s discretion make annual contributions to the 401(k) plan on behalf of our employees, including the executive officers, subject to applicable limitation, but to date, we have never made any such contributions. However, effective April 1, 2007 we will begin to match 50% of the first 6% of employee contributions up to a maximum of $2,000 per employee. The insurance and other benefits paid to executives are inconsequentially higher than the benefits paid to our staff. We currently do not offer any executive perquisites.

Tax and Accounting Implications

Compensation to our executive officers is subject to a one million dollar compensation deduction cap pursuant to Section 162(m) of the Internal Revenue Code, as amended. In 2006, no executive officer received aggregate compensation of one million dollars or more. However, the Board is aware that the grant of stock options and deferred stock units to the executive officers may subject us to the deduction cap in subsequent years. With respect to incentive stock options, the Board of Directors does not anticipate the Company taking a deduction in the absence of a disqualifying disposition by an executive officer. With respect to nonqualified stock options and deferred stock units, the Board of Directors is aware that any deduction that we may have at the time of exercise or election will be subject to the one million dollar cap. The Board of Directors does not anticipate that the compensation deduction cap will significantly affect our executive compensation policies. The Company has no individuals with non-performance based compensation paid in excess of the Internal Revenue Code Section 162(m) tax deduction limit.

Effective January 1, 2006, the Company adopted FASB Statement 123(R) and began accounting for stock-based payments including our Stock Option Programs in accordance with the requirements of FASB Statement 123(R). None of our stock option policies have been impacted by the adoption of FASB 123(R).

Summary Compensation Table

The following table sets forth information concerning compensation earned for services rendered to the Company during the year ended December 31, 2006 by all individuals who served as our principal executive officer, all individuals who served as our principal financial officer, and the Company’s three most highly compensated executive officers, other than the principal executive officer and principal financial officer, who were serving as executive officers of the Company as of December 31, 2006. Collectively, these are the “named executive officers”.

Name and Principal Position (a)	Year (b)	Salary ($) (1) (c)		Bonus ($) (d)	Stock Awards ($) (2) (e)	Option Awards ($)(2) (f)		Non-Equity Incentive Plan Compensation ($) (g)	All Other Compensation ($) (i)		Total ($) (j)
Dario Santana (3) President, Chief Executive Officer and Director	2006	$184,615		—	—	$77,827		—	$162,127	(4)	$424,569
Stanley B. Kinsey (5) Former Chief Executive Officer and Chairman of the Board	2006	$227,789		—	—	$229,782		—	$434,443	(6)	$892,014
Kendra Berger (7) Chief Financial Officer	2006	$81,731		—	—	$45,495		—	$28,533		$155,759
Andy Wrobel (8) Former Chief Financial Officer	2006	$222,906		—	—	$(82,836	)(9)	—	$181,837	(10)	$321,907
V. Tyrone Lam President and Chief Operating Officer, Buzztime Entertainment, Inc.	2006	$285,000		—	$6,116	$72,275		—	$920	(11)	$364,311
John Boozer Senior Vice President of Global Sales	2006	$211,716	(12)	—	—	$23,554		—	—		$235,270
Michele Richards Chief Technology Officer	2006	$197,982		—	—	$69,338		—	—		$267,320

(1)	Includes amounts, if any, deferred under our tax-qualified 401(k) Plan.

(2)	The amounts reported in this column are the amounts recognized for financial statement reporting purposes with respect to our fiscal year ended December 31, 2006 in accordance with SFAS 123(R), except that any estimate of forfeitures was disregarded. For a description of the assumptions used in computing the dollar amount recognized for financial statement reporting purposes, see Note 1 under “Stock-Based Compensation” in the Notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2007.

(3)	Mr. Santana commenced employment with us as of July 10, 2006.

(4)	Reflects (a) $150,000 of reimbursed relocation expenses, (b) $2,817 of reimbursed attorney’s fees incurred by Mr. Santana in connection with negotiating his employment agreement with us, (c) $7,050 in premiums for term life insurance and (d) $2,260 in premiums for medical insurance.

(5)	Mr. Kinsey’s employment with us terminated as of July 7, 2006. He continued to serve as a director of the Company until October 12, 2006.

(6)	Reflects (a) $394,000 for severance, (b) $15,635 for accrued vacation time, (c) $10,971 in premiums for 12 months of continued medical and dental insurance following the termination date, (d) $3,495 in premiums for term life insurance, (e) $5,075 for attorney’s fees incurred in negotiation of severance terms, and (f) $5,267 for service as a non-employee director between July 8, 2006 and October 12, 2006.

(7)	Ms. Berger commenced employment with us as of August 28, 2006. Prior to that she served as one of our directors until August 25, 2006. The $28,533 she received for her service as a non-employee director of the Company during 2006 is reflected in column (i).

(8)	Mr. Wrobel’s employment with us terminated as of August 18, 2006.

(9)	Reflects the amount recognized by us for financial for financial statement reporting purposes with respect to the forfeiture of vested shares underlying an option award during 2006 in accordance with SFAS 123(R). For a description of the assumptions used in computing the dollar amount recognized for financial statement reporting purposes, see Note 1 under “Stock-Based Compensation” in the Notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2007.

(10)	Reflects (a) $162,500 pursuant to the terms of a settlement agreement and general release discussed below, all but $35,000 of which was covered by our insurance provider, (b) $10,406 for accrued vacation time and (c) $8,931 for medical and dental insurance premiums following the termination date.

(11)	Reflects term life insurance premiums.

(12)	Includes $87,004 in commissions earned on sales.

Grants of Plan - Based Awards

The following table sets forth information concerning grants of awards made to the named executive officers during fiscal 2006:

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Unites (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (2) (j)		Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards (3) (l)
		Threshold ($) (c)	Target ($) (d)		Maximum ($) (e)	Threshold ($) (f)	Target ($) (g)	Maximum ($) (h)
Dario Santana	—	—	$92,308	(4)	—	—	—	—	—
	7/10/06	—	—		—	—	—	—	—	750,000	(5)	$1.49	$653,033
Stanley Kinsey	—	—	$197,000	(6)	—	—	—	—	—	—		—	—
Kendra Berger	—	—	$12,260		—	—	—	—	—	—		—	—
	8/28/06	—	—		—	—	—	—	—	400,000		$1.21	$279,062
	6/14/06	—	—		—	—	—	—	—	20,000	(7)	$1.54	$18,062
Andy Wrobel	—	—	$48,750	(6)	—	—	—	—	—	—		—	—
V. Tyrone Lam	—	—	$42,750		—	—	—	—	—	—		—	—
John Boozer	—	—	$18,750		—	—	—	—	—	—		—	—
Michele Richards	—	—	$30,000		—	—	—	—	—	—		—	—

(1)	Except with respect to Mr. Santana, these amounts pertain to estimated potential payouts under our 2006 performance based incentive plan. The maximum aggregate amount payable under the 2006 performance based incentive plan was $550,000. For further discussion regarding this performance incentive plan, please see “Compensation Discussion and Analysis – Elements of Executive Officer Compensation – Performance Based Bonus” above. The terms of Mr. Santana’s performance incentive are set forth in his employment agreement. The Company did not achieve targets for 2006 performance bonuses. As a result, we did not payout any bonuses for 2006 performance.

(2)	Represents options granted under the NTN Buzztime, Inc. 2004 Performance Incentive Plan. Unless otherwise noted, such options vest and become exercisable as to 25% of the total shares on the first anniversary of the date of grant and will become exercisable as to an additional 1/36 of the remaining shares on the last day of each of the thirty-six (36) calendar months immediately following the first anniversary of the grant date.

(3)	The grant date fair values of option awards included in this table were determined in accordance with SFAS 123(R) using the Black Scholes option-pricing model with the following weighted average assumptions: dividend yield of 0%, risk-free interest rate of 5.02%, expected volatility of 63.58%, and expected option life of 5 years.

(4)	Pursuant to Mr. Santana’s employment agreement, his 2006 target incentive bonus was 50% of his base salary, pro rated based on his start date, and payment of any bonus was to be made one-half in cash and one-half in shares of our common stock.

(5)	This option vests and becomes exercisable in equal monthly installments over a period of 48 months beginning in the first month after his start date of July 10, 2006.

(6)	These amounts were calculated based on the annualized salaries, however, these individuals left the Company during 2006 and no bonus amount was paid.

(7)	This option was granted in connection with Ms. Berger’s previous service as a non-employee director. The option vests and becomes exercisable in 12 equal monthly installments.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

President and Chief Executive Officer

On June 7, 2006, we entered into an employment agreement with Mr. Santana, effective as of July 10, 2006 and extending for a 24 month term from that date, automatically renewable for additional one-year periods unless we or Mr. Santana give 60-day prior notice of non-renewal. Pursuant to the employment agreement, we agreed to pay Mr. Santana a base salary of $400,000 for the first 12 months of the 24-month initial employment period and agreed that the Board would review the base salary annually and may increase (but not decrease) the base salary. We anticipate that subsequent annual adjustments in base salary will range from 3% to 5%. We also agreed that Mr. Santana would be eligible for an annual performance incentive bonus based on company performance relative to revenue and EBITDA targets established by the Compensation Committee of the Board. Mr. Santana’s target bonus for 2006 was 50% of his base salary, pro rated based on his start date and payable one-half in cash and one-half in shares of our common stock. Based on Company performance in fiscal 2006, we did not pay Mr. Santana a performance incentive bonus. Pursuant to the agreement, his 2007 target bonus will not be less than 50% of his base salary then in effect.

Pursuant to the employment agreement, we granted Mr. Santana an option to purchase 750,000 shares of our common stock on July 10, 2006 under our 2004 Performance Incentive Plan, with an exercise price equal to the closing price of our common stock on July 10, 2006 and a term of ten years. This option vests in equal monthly installments over a four-year period, with the first installment having vested on August 9, 2006. Pursuant to the employment agreement, subject to Board or Compensation committee approval and Mr. Santana’s continuous employment, on July 10, 2007, we will grant Mr. Santana an option to purchase 250,000 shares of our common stock under our 2004 Performance Incentive Plan, with an exercise price equal to the closing price of our common stock on the date of grant and a term of ten years. This option will have the same vesting schedule as the option granted on July 10, 2006.

Mr. Santana is eligible to participate in any employee pension and welfare benefit programs and fringe benefit programs to the same extent we make or may make such programs available generally to our employees. We agreed to provide to Mr. Santana, his spouse and any qualified dependent children coverage under a major medical insurance program with an annual cumulative deductible of no more than $500. We also agreed to pay premiums for term life insurance, payable to Mr. Santana’s designated beneficiary, in the amount of $1,000,000 and, in the event of accidental death or dismemberment, in the amount of $2,000,000, with the premiums for such coverage not to exceed $4,000 per year. In addition, we agreed to reimburse Mr. Santana his reasonable attorney’s fees incurred in connection with the negotiation of the employment agreement and up to $150,000 incurred in connection with pre-approved direct relocation expenses.

Potential payments in connection with a termination of Mr. Santana’s employment with us are discussed below under “Potential Payments Upon Termination or Change-in-Control.”

Former Chief Executive Officer

Mr. Kinsey served as our chief executive officer from October 1998 through July 7, 2006. In July 2006, we entered into a severance agreement and general release of claims with Mr. Kinsey, which, among other things, provided for the following benefits:

•	cash severance of $394,000, less withholdings for taxes and other amounts in accordance with federal and state law, payable in 26 equal installments in accordance with our normal payroll practices;

•	premiums totaling $10,971 for continued medical and dental insurance coverage through the 12-month period following the termination date;

•	premiums totaling $3,495 for continued term life insurance through the 12-month period following the termination date;

•	up to $5,000 as reimbursement for expenses incurred in connection with negotiating the severance agreement with us or executive outplacement services following termination of employment;

•

accelerated vesting of an option to purchase 250,000 shares of our common stock for $1.88 per share that was granted on June 28, 2005, such that the option became fully vested and exercisable as of the last date of Mr. Kinsey’s employment with us;

•

extended the period during which Mr. Kinsey’s outstanding stock options could be exercised to three years from the last date of his employment with us, subject to earlier expiration of any option upon reaching its maximum term of 10 years.

In exchange for the consideration described above, Mr. Kinsey provided us with a general release of claims and agreed to cooperate in returning all company property to us on the last date of Mr. Kinsey’s employment with us.

Former Chief Financial Officer

Mr. Wrobel served as our chief financial officer from June 2005 through August 18, 2006. On October 4, 2006 we entered into a settlement agreement and general release with Mr. Wrobel, pursuant to which we provided Mr. Wrobel the following:

•	a lump sum cash payment of $162,500, less withholding taxes and other amounts in accordance with federal and state law;

•	continued medical and dental insurance coverage during the period of October 2006 through March 2007, which premiums were $8,931 in the aggregate; and

•	the cellular telephone and laptop computer previously issued by us to Mr. Wrobel.

Our insurance provider covered all but $35,000 of the lump sum cash payment to Mr. Wrobel. In exchange for the consideration described above, Mr. Wrobel provided us with a general release of all claims, agreed not to sue or otherwise pursue proceedings against us with respect to any matter, including claims arising out of his employment or the termination of employment, agreed not to solicit our employees or consultants for a period of one year and agreed to maintain the confidentiality of the confidential information of the Company obtained in connection with his employment. For additional information regarding the settlement agreement and general release, please see “Certain Relationships and Related Transactions – Related Transactions” below.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning equity awards held by the named executive officers that were outstanding as of December 31, 2006:

	Option Awards (1)						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)		Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested (#) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Dario Santana(2)	78,125		671,875	—	1.49	07/09/16	—	—	—	—
Stanley Kinsey(3)	100,000		—	—	1.875	11/02/07	—	—	—	—
	450,000		—	—	0.625	10/06/08	—	—	—	—
	650,000		—	—	1.00	10/06/08	—	—	—	—
	500,000		—	—	0.98	07/06/09	—	—	—	—
	350,000		—	—	0.875	07/06/09	—	—	—	—
	100,000		—	—	0.75	07/06/09	—	—	—	—
	400,000		—	—	1.10	07/06/09	—	—	—	—
	300,000		—	—	1.86	07/06/09	—	—	—	—
	250,000		—	—	1.88	07/06/09	—	—	—	—
Kendra Berger	20,000	(4)	—	—	1.88	06/30/15	—	—	—	—
	15,944	(4)	4,056		1.54	06/13/16
	—		400,000	—	1.21	08/27/16
Andy Wrobel	—		—	—	—	—	—	—	—	—
V. Tyrone Lam	135,000		—	—	1.375	04/07/08	—	—	—	—
	215,000		—	—	1.00	04/07/08	—	—	—	—
	150,000		—	—	0.625	09/03/08	—	—	—	—
	100,000		—	—	0.79	02/18/12	—	—	—	—
	98,000		2,000	—	1.10	01/30/13	—	—	—	—
	40,000		—	—	2.73	02/18/14	—	—	—	—
	19,000		31,000	—	1.88	06/26/15	—	—	—	—
John Boozer	3,000		—	—	0.72	07/30/11	—	—	—	—
	15,000		—	—	1.10	01/30/13	—	—	—	—
	24,000		61,000	—	1.37	11/07/15	—	—	—	—
Michele Richards	56,000		44,000	—	2.60	09/29/14	—	—	—	—
	29,000		71,000	—	1.37	11/07/15	—	—	—	—

(1)	Unless otherwise noted, all stock options included in this table vest and become exercisable as to 25% of the total shares on the first anniversary of the date of grant and become exercisable as to an additional 1/36 of the remaining shares on the last day of each of the thirty-six (36) calendar months immediately following the first anniversary of the grant date and have a term of 10 years.

(2)	Mr. Santana’s stock option vests and becomes exercisable in equal monthly installments over a period of 48 months beginning in the first month after his start date of July 10, 2006 and has a term of 10 years.

(3)	Pursuant to the severance agreement between the Company and Mr. Kinsey, the exercise periods of his outstanding options were extended to three years following the last date of his employment with the Company, subject to earlier expiration of any option having reached the end of its 10-year term.

(4)	These options were granted to Ms. Berger for her service as a non-employee director during 2005 and 2006. Director grants awarded after the initial year of service become exercisable in equal monthly installments over a period of 12 months.

Options Exercised and Stock Vested

The following table sets forth, with respect to the named executive officers, information with respect to the aggregate amount of options exercised and stock unit awards vested during fiscal 2006, and the value realized thereon:

Name (a)	Option Awards			Stock Awards
	Number of Shares Acquired on Exercise (#) (b)		Value Realized Upon Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)		Value Realized Upon Vesting ($) (e)
Dario Santana	—		—	—		—
Stanley Kinsey	200,000	(1)	$125,000	—		—
Kendra Berger	—		—	—		—
Andy Wrobel	—		—	—		—
V. Tyrone Lam	—		—	2,353	(2)	$(2,682)
John Boozer	—		—	—		—
Michele Richards	—		—	—		—

(1)	Mr. Kinsey paid the exercise price and applicable taxes with the forfeiture of shares underlying the options. As a result, following this cashless exercise and tax withholding, Mr. Kinsey held 64,250 shares of our common stock.

(2)	Vested stock units are only redeemable upon termination of employment. Accordingly, Mr. Lam will receive no value for these stock units until such time.

Potential Payments Upon Termination or Change-in-Control

President and Chief Executive Officer

Pursuant to our employment agreement with Mr. Santana, he is entitled to the following compensation in the event of his involuntary termination (as defined below) or in the event we deliver to him a notice of non-renewal of his employment prior to the end of the initial two-year term of his employment or prior to the end of any subsequent one-year term of employment:

Involuntary termination. If Mr. Santana’s employment terminates as a result of an involuntarily termination, we will pay Mr. Santana, subject to tax withholding, an amount equal to the sum of (i) Mr. Santana’s annual base salary then in effect and (ii) the cost of his COBRA premiums through the earlier of (A) the date he is eligible for medical benefits with another employer and (B) the first anniversary of his termination date. These payments will be made in equal bi-weekly installments through the later of (X) the last day of his initial two-year term of employment or the subsequent one-year term of employment which Mr. Santana was serving at the time of his termination and (Y) the first anniversary of his termination date. In addition to the cash payments, any portion of Mr. Santana’s outstanding option awards scheduled to vest within the six-month period following his termination date will immediately vest upon the termination date and remain exercisable for six months following the termination (but in no event longer than the expiration of the terms of such options).

Notice of non-renewal of employment period. In the event Mr. Santana’s employment with us terminates as a result of our delivery to him of a notice of non-renewal of his employment we will pay Mr. Santana, subject to tax withholding, the same severance benefits we are obligated to pay him if his termination was the result of an involuntary termination. However, there will be no vesting acceleration or extension of the exercise period for his outstanding option awards.

Pursuant to his employment agreement, Mr. Santana’s severance benefits, in any event, are conditioned upon his delivery to us of a valid, executed general release of claims in a form acceptable to us and the non-revocation of such release. In addition, if Mr. Santana breaches the confidentiality, non-competition or non-solicitation provisions of the employment agreement or the confidentiality provisions of our standard confidentiality and work for hire agreement, we will not be obligated to pay any severance amounts otherwise due to Mr. Santana as of the date of that breach.

For purposes of Mr. Santana’s employment agreement, “involuntary termination” means a termination by us without cause or by Mr. Santana for good reason. “Involuntary termination” also includes termination of Mr. Santana’s employment due to his death or disability. As used in the employment agreement, “cause” means, as reasonably determined by the Board, (i) any act of personal dishonesty by Mr. Santana intended to result in substantial personal enrichment of Mr. Santana and is reasonably likely to result in material harm to us, (ii) Mr. Santana’s conviction of a felony which the Board reasonably believes has had or will have a material detrimental effect on our reputation or business, (ii) a willful act by Mr. Santana which constitutes misconduct and is materially injurious to us, or (iv) continued willful violations by Mr. Santana of his obligations to us after we have delivered a written demand for performance to him which describes the basis for our belief that he has willfully violated his obligations to us. As used in the employment agreement, “good reason” means, the occurrence of any of the following: (A) without Mr. Santana’s express written consent, a material reduction of his duties, position or responsibilities relative to his duties, position or responsibilities in effect immediately prior to such reduction, or the removal of Mr. Santana from such duties, position and responsibilities; (B) without Mr. Santana’s express written consent, a material reduction of the facilities and perquisites (including without limitation office space, location and administrative support) available to him immediately prior to such reduction; (C) a reduction by us of Mr. Santana’s base salary or incentive bonus opportunity as in effect immediately prior to such reduction; (D) a material reduction by us in the kind or level of employee benefits to which Mr. Santana is entitled immediately prior to such reduction with the result that Mr. Santana’s overall benefits package is materially reduced; (E) without Mr. Santana’s express written consent, the relocation of Mr. Santana to a facility or a location more than fifty (50) miles from our current principal office location; or (F) without Mr. Santana’s express written consent, the removal by the Board of Mr. Santana’s position as a member of the Board.

The following table shows the value of payments and benefits Mr. Santana would have been entitled to receive if his employment had terminated on December 31, 2006 as a result of an involuntary termination:

Salary Severance	$400,000	(1)
Benefits	$8,299	(2)
Equity Acceleration	$81,629	(3)

Total Value:	$489,928

(1)	This amount does not reflect tax withholdings.

(2)	Assumes current monthly expense plus an increase of 2% for COBRA administrative fees paid over the remainder of the two-year term of Mr. Santana’s employment agreement

(3)	Assumes a price of $1.37 per share, the closing price of our common stock on December 29, 2006, the last business day of fiscal 2006. Reflects value of acceleration of vesting equal to vesting that would have occurred during the six-month period of December 31, 2006 through June 30, 2006.

Chief Financial Officer

We have an oral agreement with Ms. Berger that if her employment with us terminates within two years of her start date, which was August 28, 2006, we would pay her an amount equal to six months of her then-current base salary, less tax withholdings. If Ms. Berger had been terminated on December 31, 2006, the amount of her severance payment would have been $125,000, less all applicable withholdings.

President and Chief Operating Officer, Buzztime Entertainment, Inc.

Mr. Lam resigned as an employee of the Company effective as of March 31, 2007. We entered into a consulting agreement with Mr. Lam on March 30, 2007. Pursuant to the consulting agreement, we will use Mr. Lam’s services as a consultant for an initial term of 12 months (with automatic 30 day renewals unless terminated). From April 2007 until March 2008, we will pay Mr. Lam monthly consulting fees, payable on the last business day of each month, for his services. From April 2007 through August 2007, we will pay Mr. Lam a fee of $26,400 per month (based on anticipated time commitment of 40 hours per week), from September 2007 through October 2007, we will pay Mr. Lam a fee of $20,400 per month (based on anticipated time commitment of 30 hours per week), from November 2007 through March 2008, we will pay Mr. Lam a fee of $14,000 per month (based on anticipated time commitment of 20 hours per week). Beginning in April 2008, we will pay Mr. Lam on an hourly basis for his services at a rate of $175 per hour. In consideration of the consulting arrangements, Mr. Lam provided a general release of claims as part of the consulting agreement and agreed to abide by the terms of our standard Confidentiality and Work for Hire Agreement. The consulting agreement also provides for additional consideration to Mr. Lam upon his execution of a supplemental release of claims to be executed following termination of the consulting agreement. Pursuant to the consulting agreement, we will make a lump sum payment of one month of consulting fees upon Mr. Lam’s execution and delivery of the supplemental release of claims.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number and percentage ownership of common stock as of March 31, 2007 by (i) all persons known to us to own beneficially more than 5% of the outstanding shares of common stock based on reports filed by each such person with the Securities and Exchange Commission; (ii) each of our directors and nominees for director; (iii) each of the Named Executive Officers; and (iv) all of the executive officers and directors as a group. Beneficial ownership includes any shares which a person has the right to acquire within 60 days of March 31, 2007. Except as otherwise indicated and subject to applicable community property and similar laws, each of the persons named has sole voting and investment power with respect to the shares of common stock shown. Except as otherwise indicated, the address for each person is c/o NTN Buzztime, Inc., 5966 La Place Court, Carlsbad, California 92008.

Name	Number of Shares Beneficially Owned (1)	Percent Of Common Stock(1)
Gary Arlen (2)	220,054	*
Kendra Berger (3)	55,944	*
Barry Bergsman (4)	314,611	*
John Boozer (5)	51,587	*
Mark Buckner (6)	15,833	*
Robert B. Clasen (7)	159,611	*
Michael Fleming (8)	119,611	*
Neal Fondren (9)	1,320	*
Stanley B. Kinsey (10)	2,800,000	5.77%
V. Tyrone Lam (11)	764,208	1.46%
Michele Richards (12)	106,458	*
Dario Santana (13)	206,250	*
Fidelity National Financial, Inc.(14)	6,644,611	12.10%
Media General, Inc.(15)	3,310,278	5.96%
Trinad Capital Master Fund, Ltd.(16)	3,105,595	5.66%
All executive officers and directors of NTN as a Group (12 persons)(17)	4,815,487	8.89%

*	less than 1%

(1)	Included as outstanding for purposes of this calculation are 54,911,247 shares of common stock (the amount outstanding as of March 31, 2007) plus, in the case of each particular holder, the shares of common stock subject to currently exercisable options, warrants, or other instruments exercisable for or convertible into shares of common stock (including such instruments exercisable within 60 days after March 31, 2007) held by that person, which instruments are specified by footnote. Shares issuable as part or upon exercise of outstanding options, warrants, or other instruments other than as described in the preceding sentence are not deemed to be outstanding for purposes of this calculation.

(2)	Includes 219,611 shares subject to options held by Mr. Arlen that are currently exercisable or exercisable within 60 days of March 31, 2007.

(3)	Includes 35,944 shares subject to options held by Ms. Berger that are currently exercisable or exercisable within 60 days of March 31, 2007.

(4)	Includes 219,611 shares subject to options held by Mr. Bergsman that are currently exercisable or exercisable within 60 days of March 31, 2007.

(5)	Represents 51,587 shares subject to options held by Mr. Boozer that are currently exercisable or exercisable within 60 days of March 31, 2007.

(6)	Represents 15,833 shares subject to options held by Mr. Buckner that are currently exercisable or exercisable within 60 days of March 31, 2007.

(7)	Includes 119,611 shares subject to options held by Mr. Clasen that are currently exercisable or exercisable within 60 days of March 31, 2007. Includes 40,000 shares owned by the Clasen Family Trust, of which Mr. Clasen is co-trustee with members of his immediate family. As co-trustee, Mr. Clasen shares voting and investment power with respect to the shares.

(8)	Represents 119,611 shares subject to options held by Mr. Fleming that are currently exercisable or exercisable within 60 days of March 31, 2007.

(9)	Includes 500 shares owned by Mr. Fondren as custodian for his son. Excludes shares subject to options issued to Media General for Mr. Fondren’s service as director.

(10)	Represents 2,800,000 shares subject to options that are currently exercisable or exercisable within 60 days of March 31, 2007.

(11)	Represents 764,208 shares subject to options and deferred stock units held by Mr. Lam that are currently exercisable or exercisable within 60 days of March 31, 2007.

(12)	Represents 106,458 shares subject to options that are currently exercisable or exercisable within 60 days of March 31, 2007.

(13)	Includes 156,250 shares subject to options that are currently exercisable or exercisable within 60 days of March 31, 2007.

(14)	Based upon a Schedule 13G filed on February 14, 2006 containing information as of December 31, 2005, the following entities beneficially owned in the aggregate 6,644,611 shares:

Entity or Person	Shares Beneficially Owned	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power
Fidelity National Financial, Inc. (“FNF”)	6,644,611	613,400	6,031,211	613,400	6,031,211
Security Union Title Insurance Company (“Security Union”)	1,222,030	—	1,222,030	—	1,222,030
Alamo Title Insurance (“Alamo”)	1,170,679	—	1,170,679	—	1,170,679
Ticor Title Insurance Company (“TTIC”)	1,237,000	—	1,237,000	—	1,237,000
Chicago Title Insurance Company (“CTIC”)	1,222,702	—	1,222,702	—	1,222,702
Fidelity National Title Insurance Company (“FNT”)	1,178,800	—	1,178,800	—	1,178,800

As of February 14, 2006 Fidelity National Financial, Inc. is the direct beneficial owner of 613,400 shares of the common stock, and the other reporting entities in the aggregate are the direct beneficial owners of an additional 6,031,211 shares, beneficial ownership of which they may be deemed to share with Fidelity National Financial, Inc.

The address for FNF is 601 Riverside Avenue, Jacksonville, Florida 32204.

The address for Security Union and TTIC is 4050 Calle Real, Santa Barbara, California, 93110.

The address for Alamo is 10010 San Pedro, Suite 700, San Antonio, Texas 78216.

The address for CTIC is 171 N. Clark Street, Chicago, Illinois 60601.

The address for FNT is 17911 Von Karman, Suite 300, Irvine, California 92614.

(15)	Based upon a Schedule 13D/A filed April 28, 2005, containing information as of that date, Media General beneficially owned 3,310,278 shares, with sole voting power over 3,310,278 shares and sole dispositive power over 3,270,667 shares. The 3,310,278 shares reflects 564,000 shares acquired January 20, 2004 in a registered public offering; 2,000,000 shares acquired pursuant to the Purchase Agreement dated May 5, 2003; 666,667 shares acquired pursuant to the Licensing Agreement dated May 7, 2003; and 79,611 shares subject to options issued for Mr. Fondren’s service as director that are currently exercisable or exercisable within 60 days of March 31, 2007. The address of the principal business office of Media General, Inc. is 333 E. Franklin Street, Richmond, Virginia 23219.

(16)	Based upon a Schedule 13G/A filed on February 16, 2007 containing information as of December 31, 2006, the following entities and persons beneficially owned in the aggregate 3,105,595 shares:

Entity or Person	Shares Beneficially Owned	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power
Trinad Capital Master Fund, Ltd.	3,105,595	—	3,105,595	—	3,105,595
Trinad Management. LLC	3,105,595	—	3,105,595	—	3,105,595
Robert S. Ellin	3,105,595	—	3,105,595	—	3,105,595
Jay A. Wolf	3,105,595	—	3,105,595	—	3,105,595

Trinad Management, LLC disclaims beneficial ownership in shares of common stock listed as beneficially owned by Trinad Capital Master Fund, Ltd. Robert S. Ellin and Jay A. Wolf disclaim beneficial ownership of the shares of common stock listed as beneficially owned by Trinad Capital Master Fund, Ltd. or any other person reporting on the Schedule 13G/A. The address for Trinad Capital Master Fund, Ltd., Trinad Management LLC, Robert S. Ellin and Jay A. Wolf is 2121 Avenue of the Stars, Suite 1650, Los Angeles, California 90067.

(17)	Includes 4,815,487 shares subject to options held by the directors and executive officers that are currently exercisable or exercisable within 60 days of March 31, 2007.

Equity Compensation Plan Information

The following table sets forth as of December 31, 2006 our compensation plans authorizing us to issue equity securities and the number of securities issuable thereunder.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans, excluding securities reflected in column (a)
Equity compensation plans approved by security holders	9,428,120	(1)	$1.44	1,458,121	(2)
Equity compensation plans not approved by security holders	1,344,000	(3)	$2.16	—

Total	10,772,120	(4)		1,458,121

(1)	Includes 9,028,120 shares issuable upon exercise of options and rights granted pursuant to the NTN Buzztime, Inc. 2004 Performance Incentive Plan and 400,000 shares issuable upon exercise of options granted pursuant to the NTN Communications, Inc. 1996 Special Stock Option Plan.

(2)	Represents shares remaining available for grant under the NTN Buzztime, Inc. 2004 Performance Incentive Plan. No additional securities are authorized and available for grant under the NTN Communications, Inc. 1996 Special Stock Option Plan.

(3)	The 1,344,000 shares issuable that are not pursuant to equity compensation plans approved by security holders are all pursuant to warrants granted in connection with consulting agreements with non-employees or were warrants associated with equity financings. Warrants to purchase 237,000 shares were granted in 2004, 500,000 shares were granted in 2003 and 607,000 shares were granted in 2002 or earlier. As of December 31, 2006, the range of exercise prices and the weighted-average remaining contractual life of outstanding warrants were $1.00 to $3.91 and 2 years, respectively.

(4)	Does not include 300,000 shares of Buzztime Entertainment, Inc. common stock available for grant under the Buzztime Entertainment, Inc. 2001 Incentive Stock Option Plan. To date, no options have been granted under the plan.

COMPENSATION COMMITTEE REPORT

The purposes of the Compensation Committee established pursuant to a written charter adopted by the Board of Directors are to assist the Board in the discharge of its responsibilities with respect to compensation for the Company’s executive officers, report annually to the Company’s stockholders on executive compensation matters, administer the Company’s equity-based compensation plans, and take or cause to be taken such other actions and address such other matters as the Board may from time to time authorize the Committee to undertake or assume responsibility for.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K under the Securities Act of 1933, as amended, with management. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement on Schedule 14A for the 2007 Annual Meeting of Stockholders.

Compensation Committee of the Board

Gary Arlen (Chairman)
Barry Bergsman

Notwithstanding anything to the contrary set forth in any of our filings and other documents that might incorporate by reference this proxy statement, in whole or in part, the foregoing report of the Compensation Committee shall not be incorporated by reference into any such filings or documents.

Compensation Committee Interlocks and Insider Participation

All compensation determinations for 2006 for our executive officers were made by the Board of Directors as a whole upon the recommendation of the Compensation Committee or by the Compensation Committee under authority granted to them by the Board. During 2006, Mr. Arlen and Mr. Bergsman served on the Compensation Committee. None of our directors or executive officers has served on the board of directors or the compensation committee of any other company or entity, any of whose officers served either on our Board of Directors or on our Compensation Committee.

On January 30, 2004, Media General, Inc. purchased $2 million of our Common Stock as part of a group of institutional investors that invested $14 million into our Company. Media General invested on the same terms as the other investors. In connection with the investment by Media General, Inc., we agreed to increase the size of our Board of Directors and appoint Neal F. Fondren, Vice President of Media General and President of Media General’s Interactive Media Division to fill the board seat. In addition, pursuant to a certain NTN Investor Rights Agreement entered into with Media General, Inc., we agreed to use our best efforts to cause and maintain the election to our Board of Directors an individual designated by Media General and approved by us so long as Media General maintains certain minimum holdings of our common stock. Media General also received preemptive rights to purchase on a pro rata basis any new securities that we may subsequently offer. The preemptive rights also are dependent upon Media General maintaining certain minimum holdings of our common stock.

Indemnity Agreements

We have entered into indemnity agreements with each of our directors and executive officers. The indemnity agreements provide that we will indemnify these individuals under certain circumstances against certain liabilities and expenses they may incur in their capacities as our directors or officers. We believe that the use of such indemnity agreements is customary among corporations and that the terms of the indemnity agreements are reasonable and fair to us, and are in our best interests to attract and retain experienced directors and officers.

Certain Relationships and Related Transactions

Certain Relationships

See “Compensation Committee Interlocks and Insider Participation.”

Related Transactions

Pursuant to its charter, our Audit Committee must review and approve, where appropriate, all related party transactions.

In connection with the termination of his employment as of August 18, 2006, Mr. Wrobel, our former chief financial officer, asserted certain allegations concerning his employment and termination of his employment. On October 4, 2006, we entered into a settlement agreement and general release with Mr. Wrobel to permanently resolve any and all then-existing disputes, claims and issues with Mr. Wrobel. Pursuant to the terms and conditions of the settlement agreement and general release, we agreed to provide the following benefits to Mr. Wrobel: a lump sum cash payment of $162,500, continued payment of Mr. Wrobel’s regular medical benefits during the period of October 2006 through March 2007, unless Mr. Wrobel commences alternate employment during that period which provides for medical benefits, and the cellular telephone and laptop computer previously issued by us to Mr. Wrobel. Our insurance provider covered all but $35,000 of the lump sum cash payment to Mr. Wrobel. In exchange for the consideration provided pursuant to this agreement, Mr. Wrobel provided us with a general release of all claims arising out of or in connection with his employment, termination of employment and any other relationship with, interest in or separation from the Company. Mr. Wrobel also agreed not to sue or otherwise pursue proceedings against us with respect to any claim covered by the general release or any other matter, including claims arising out of his employment or the termination of employment. He also agreed not to solicit our employees or consultants for a period of one year and to maintain the confidentiality of our confidential information obtained in connection with his employment.

Section 16(a) Beneficial Ownership Reporting Compliance

Under federal securities laws, our directors and officers and any persons holding more than 10% of our common stock are required to report their beneficial ownership of our common stock and any changes in that ownership to the Securities and Exchange Commission. We believe that, based on the written representations of our directors and officers and copies of reports filed with the Commission in 2006, our directors, officers and holders of more than 10% of our common stock complied with the requirements of Section 16(a) except as described below.

Due to an administrative error, Form 4 reports for both the 2005 and 2006 automatic annual grants of options for each of our non-employee directors were filed on December 28, 2006, These reports were due before the end of the second day following June 10, 2005 and July 14, 2006 which were the dates of our 2005 and 2006 annual shareholder meeting and the date that these awards were automatically granted.

Additionally, Michele Richards and John Boozer were each considered Section 16 officers as of December 31, 2006 and filed late their Form 3 reports on April 25, 2007 and April 26, 2007, respectively.

AUDIT COMMITTEE REPORT

The Audit Committee operates pursuant to a written charter adopted by the Board of Directors and reviewed by the Audit Committee annually. As set forth in the Charter, the purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and audits of its financial statements. The responsibilities of the Audit Committee include appointing, providing for the compensation of, retaining, evaluating and overseeing the work of the Company’s independent registered public accounting firm. Each of the members of the Audit Committee meets the independence requirements of AMEX.

Management is primarily responsible for the preparation, presentation and integrity of our financial statements, our accounting and financial reporting principles, and internal controls designed to assure compliance with accounting standards and applicable laws and regulations. Our independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

In the performance of its oversight function and in connection with the audited financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, the Audit Committee:

•

reviewed and discussed the audited financial statements as of and for the fiscal year ended December 31, 2006 with management and Haskell & White LLP, the Company’s independent registered public accounting firm;

•

discussed with Haskell & White LLP the matters required to be discussed by the Independence Standards Board Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement of Auditing Standards No. 90, Audit Committee Communications;

•

received and reviewed the written disclosures and the letter from Haskell & White LLP regarding its independence as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees and discussed with Haskell & White LLP its independence;

•

based on these reviews and discussions, recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006 as filed with the Securities and Exchange Commission; and

•	instructed the registered public accounting firm that the Audit Committee expects to be advised if there are any subjects that require special attention.

Audit Committee of the Board

Mark Buckner (Chairman)
Gary Arlen
Neal Fondren

Notwithstanding anything to the contrary set forth in any our filings and other documents that might incorporate by reference this proxy statement, in whole or in part, the foregoing report of the Audit Committee shall not be incorporated by reference into any such filings or documents.

Principal Accounting Firm Fees

The following table presents fees for professional audit services rendered by Haskell & White LLP for the audit of the Company’s annual financial statements for fiscal years 2005 and 2006, and fees billed for other services rendered by Haskell & White LLP for fiscal years 2005 and 2006.

	Fiscal Year 2006	Fiscal Year 2005
Audit Fees	$499,000	$405,000
Audit-Related Fees	—	17,000
Tax-Related Fees	—	—
All Other Fees	—	10,000

	$499,000	$432,000

All non-audit services were reviewed with the Audit Committee, which concluded that the provision of such services by Haskell & White LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Our Audit Committee has adopted a Pre-Approval Policy whereby all engagements of our independent auditor must be pre-approved by the Audit Committee. The committee has delegated to the Chairman of the committee the authority to evaluate and approve engagements on behalf of the committee in the event that a need arises for pre-approval between committee meetings. If the Chairman approves any such engagements, he reports that approval to the full committee at the next committee meeting.

PROPOSAL 2

RATIFICATION OF APPOINTMENT

OF HASKELL & WHITE LLP AS

INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

Our independent registered public accounting firm for the fiscal year ended December 31, 2006 was Haskell & White LLP. The Audit Committee of our Board of Directors has reappointed Haskell & White LLP to continue as our independent registered public accounting firm for the year ending December 31, 2007. Our bylaws do not require that our stockholders ratify the selection of Haskell & White LLP as our independent registered public accounting firm. However, we are submitting the selection of Haskell & White LLP to our stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain Haskell & White LLP. Even if the selection is ratified, the Audit Committee in their discretion may change the appointment at any time during the year if we determine that such a change would be in the best interests of the Company and our stockholders.

Representatives of Haskell & White LLP will be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders present at the Annual Meeting.

Required Vote

A majority of the shares present at the meeting, either in person or by proxy, must be voted in favor of Proposal 2 to ratify the appointment of Haskell & White LLP as our independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF HASKELL & WHITE LLP TO SERVE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. PROXIES WILL BE VOTED “FOR” THE RATIFICATION OF THE APPOINTMENT OF HASKELL & WHITE LLP IF NO DIRECTION IS GIVEN IN THE PROXIES.

COMMUNICATIONS WITH DIRECTORS

Stockholders may communicate directly with the Board of Directors or individual members of the Board of Directors in writing by sending a letter to the Board at: NTN Buzztime, Inc. Board of Directors, 5966 La Place Court, Carlsbad, California 92008. All communications directed to the Board of Directors will be transmitted to the Chairman of the Board of Directors or other director identified in the communication without any editing or screening.

OTHER MATTERS

Accompanying this Proxy Statement is a letter to stockholders from Mr. Santana, our Chief Executive Officer, together with our Annual Report for the fiscal year ended December 31, 2006.

We will furnish, without charge, to each person to whom this Proxy Statement is being sent a complete copy of our Form 10-K (other than exhibits) for fiscal 2006. We will furnish any exhibit to our Form 10-K upon the payment of a fee to cover our reasonable expenses in furnishing such exhibit. Written requests for the Form 10-K should be directed to Ms. Kendra Berger, Corporate Secretary, at our corporate offices located at 5966 La Place Court, Carlsbad, California 92008. Telephone requests may be directed to Ms. Berger at (760) 438-7400.

As of the time of preparation of this Proxy Statement, we do not know of any matter to be acted upon at the Annual Meeting other than the matters described above. If any other matter properly comes before the Annual Meeting, however, the proxy holders will vote the proxies thereon in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Kendra Berger
Chief Financial Officer and Secretary

Carlsbad, California

Dated: April 30, 2007

5966 LA PLACE COURT SUITE 100 CARLSBAD, CA 92008

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by NTN Buzztime, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to NTN Buzztime, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

NTNBZ1

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

NTN BUZZTIME, INC.

Vote on Directors

1. To elect as Directors of NTN Buzztime, Inc. the nominees listed below to hold office until the 2008 annual meeting of stockholders and until their respective successors are duly elected and qualified: For All Withhold All For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line(s) below.

Nominees:

01) Dario Santana

02) Gary Arlen

03) Barry Bergsman

04) Mark Buckner

05) Robert B. Clasen

06) Michael Fleming

07) Neal Fondren

For Against Abstain

Vote on Proposal

2. To ratify the appointment of Haskell & White LLP as NTN Buzztime, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

The Board of Directors recommends that you vote “FOR” items 1 and 2. This proxy, when properly executed, will be voted in the manner directed above. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED “FOR” THE ABOVE ITEMS. This proxy may be revoked by the undersigned at any time prior to the time it is voted by any of the means described in the above notice.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

NTN BUZZTIME, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 15, 2007

The undersigned stockholder(s) hereby appoint(s) Dario Santana and Kendra Berger, or either of them, as proxies, each with power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, and in their discretion upon such other matters as may come before the meeting, all of the shares of Common Stock of NTN Buzztime, Inc. that the undersigned stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m., Pacific Daylight Time, on June 15, 2007 at the Courtyard by Marriott, 5835 Owens Avenue, Carlsbad, CA, and any adjournment or postponement thereof, hereby revoking any proxies heretofore given.